UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.     )*

Sierra Oncology, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

82640U404

(CUSIP Number)

August 6, 2021

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 82640U404

1.	Names of Reporting Persons Frazier Life Sciences VIII, L.P.
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 148,148 shares (1)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 148,148 shares (1)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 148,148 shares (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 1.2% (2)
12.	Type of Reporting Person (see instructions) PN

(1)

Consists of 148,148 shares of Common Stock held directly by Frazier Life Sciences VIII, L.P. FHM Life Sciences VIII, L.P. is the general partner of Frazier Life Sciences VIII, L.P. and FHM Life Sciences VIII, L.L.C. is the general partner of FHM Life Sciences VIII, L.P. James N. Topper and Patrick J. Heron are the sole members of FHM Life Sciences VIII, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences VIII, L.P.

(2)	Based on 12,560,642 shares of Common Stock outstanding on August 2, 2021 as set forth in the Issuer’s Form 10-Q filed on August 5, 2021.

CUSIP No. 82640U404

1.	Names of Reporting Persons FHM Life Sciences VIII, L.P.
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 148,148 shares (1)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 148,148 shares (1)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 148,148 shares (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 1.2% (2)
12.	Type of Reporting Person (see instructions) PN

(1)

Consists of 148,148 shares of Common Stock held directly by Frazier Life Sciences VIII, L.P. FHM Life Sciences VIII, L.P. is the general partner of Frazier Life Sciences VIII, L.P. and FHM Life Sciences VIII, L.L.C. is the general partner of FHM Life Sciences VIII, L.P. James N. Topper and Patrick J. Heron are the sole members of FHM Life Sciences VIII, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences VIII, L.P.

(2)	Based on 12,560,642 shares of Common Stock outstanding on August 2, 2021 as set forth in the Issuer’s Form 10-Q filed on August 5, 2021.

CUSIP No. 82640U404

1.	Names of Reporting Persons FHM Life Sciences VIII, L.L.C.
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 148,148 shares (1)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 148,148 shares (1)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 148,148 shares (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 1.2% (2)
12.	Type of Reporting Person (see instructions) OO

(1)

Consists of 148,148 shares of Common Stock held directly by Frazier Life Sciences VIII, L.P. FHM Life Sciences VIII, L.P. is the general partner of Frazier Life Sciences VIII, L.P. and FHM Life Sciences VIII, L.L.C. is the general partner of FHM Life Sciences VIII, L.P. James N. Topper and Patrick J. Heron are the sole members of FHM Life Sciences VIII, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences VIII, L.P.

(2)	Based on 12,560,642 shares of Common Stock outstanding on August 2, 2021 as set forth in the Issuer’s Form 10-Q filed on August 5, 2021.

CUSIP No. 82640U404

1.	Names of Reporting Persons Frazier Healthcare VI, L.P.
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 54,655 shares (1)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 54,655 shares (1)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 54,655 shares (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 0.4% (2)
12.	Type of Reporting Person (see instructions) PN

(1)

Consists of 54,655 shares of Common Stock held directly by Frazier Healthcare VI, L.P. FHM VI, L.P. is the general partner of Frazier Healthcare VI, L.P. and FHM VI, L.L.C. is the general partner of FHM VI, L.P. James N. Topper, Patrick J. Heron, Alan Frazier, Nader Naini and Nathan Every are the members of FHM VI, L.L.C. and therefore share voting and investment power over the shares held by Frazier Healthcare VI, L.P.

(2)	Based on 12,560,642 shares of Common Stock outstanding on August 2, 2021 as set forth in the Issuer’s Form 10-Q filed on August 5, 2021.

CUSIP No. 82640U404

1.	Names of Reporting Persons FHM VI, L.P.
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 54,655 shares (1)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 54,655 shares (1)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 54,655 shares (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 0.4% (2)
12.	Type of Reporting Person (see instructions) PN

(1)

Consists of 54,655 shares of Common Stock held directly by Frazier Healthcare VI, L.P. FHM VI, L.P. is the general partner of Frazier Healthcare VI, L.P. and FHM VI, L.L.C. is the general partner of FHM VI, L.P. James N. Topper, Patrick J. Heron, Alan Frazier, Nader Naini and Nathan Every are the members of FHM VI, L.L.C. and therefore share voting and investment power over the shares held by Frazier Healthcare VI, L.P.

(2)	Based on 12,560,642 shares of Common Stock outstanding on August 2, 2021 as set forth in the Issuer’s Form 10-Q filed on August 5, 2021.

CUSIP No. 82640U404

1.	Names of Reporting Persons FHM VI, L.L.C.
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 54,655 shares (1)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 54,655 shares (1)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 54,655 shares (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 0.4% (2)
12.	Type of Reporting Person (see instructions) OO

(1)

Consists of 54,655 shares of Common Stock held directly by Frazier Healthcare VI, L.P. FHM VI, L.P. is the general partner of Frazier Healthcare VI, L.P. and FHM VI, L.L.C. is the general partner of FHM VI, L.P. James N. Topper, Patrick J. Heron, Alan Frazier, Nader Naini and Nathan Every are the members of FHM VI, L.L.C. and therefore share voting and investment power over the shares held by Frazier Healthcare VI, L.P.

(2)	Based on 12,560,642 shares of Common Stock outstanding on August 2, 2021 as set forth in the Issuer’s Form 10-Q filed on August 5, 2021.

CUSIP No. 82640U404

1.	Names of Reporting Persons Frazier Life Sciences Public Fund L.P.
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 601,864 shares (1)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 601,864 shares (1)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 601,864 shares (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 4.8% (2)
12.	Type of Reporting Person (see instructions) PN

(1)

Consists of 601,864 shares of Common Stock held directly by Frazier Life Sciences Public Fund L.P. FHMLSP, L.P. is the general partner of Frazier Life Sciences Public Fund L.P. and FHMLSP, L.L.C. is the general partner of FHMLSP, L.P. Patrick J. Heron, James N. Topper, Albert Cha and James Brush are the members of FHMLSP, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences Public Fund L.P.

(2)	Based on 12,560,642 shares of Common Stock outstanding on August 2, 2021 as set forth in the Issuer’s Form 10-Q filed on August 5, 2021.

CUSIP No. 82640U404

1.	Names of Reporting Persons FHMLSP, L.P.
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 601,864 shares (1)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 601,864 shares (1)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 601,864 shares (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 4.8% (2)
12.	Type of Reporting Person (see instructions) PN

(1)

Consists of 601,864 shares of Common Stock held directly by Frazier Life Sciences Public Fund L.P. FHMLSP, L.P. is the general partner of Frazier Life Sciences Public Fund L.P. and FHMLSP, L.L.C. is the general partner of FHMLSP, L.P. Patrick J. Heron, James N. Topper, Albert Cha and James Brush are the members of FHMLSP, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences Public Fund L.P.

(2)	Based on 12,560,642 shares of Common Stock outstanding on August 2, 2021 as set forth in the Issuer’s Form 10-Q filed on August 5, 2021.

CUSIP No. 82640U404

1.	Names of Reporting Persons FHMLSP, L.L.C.
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 601,864 shares (1)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 601,864 shares (1)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 601,864 shares (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 4.8% (2)
12.	Type of Reporting Person (see instructions) OO

(1)

Consists of 601,864 shares of Common Stock held directly by Frazier Life Sciences Public Fund L.P. FHMLSP, L.P. is the general partner of Frazier Life Sciences Public Fund L.P. and FHMLSP, L.L.C. is the general partner of FHMLSP, L.P. Patrick J. Heron, James N. Topper, Albert Cha and James Brush are the members of FHMLSP, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences Public Fund L.P.

(2)	Based on 12,560,642 shares of Common Stock outstanding on August 2, 2021 as set forth in the Issuer’s Form 10-Q filed on August 5, 2021.

CUSIP No. 82640U404

1.	Names of Reporting Persons James N. Topper
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States Citizen

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 804,667 shares (1)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 804,667 shares (1)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 804,667 shares (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 6.4% (2)
12.	Type of Reporting Person (see instructions) IN

(1)

Consists of 148,148 shares of Common Stock held directly by Frazier Life Sciences VIII, L.P., 54,655 shares of Common Stock held directly by Frazier Healthcare VI, L.P. and 601,864 shares of Common Stock held directly by Frazier Life Sciences Public Fund L.P. FHM Life Sciences VIII, L.P. is the general partner of Frazier Life Sciences VIII, L.P. and FHM Life Sciences VIII, L.L.C. is the general partner of FHM Life Sciences VIII, L.P. James N. Topper and Patrick J. Heron are the sole members of FHM Life Sciences VIII, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences VIII, L.P. FHM VI, L.P. is the general partner of Frazier Healthcare VI, L.P. and FHM VI, L.L.C. is the general partner of FHM VI, L.P. James N. Topper, Patrick J. Heron, Alan Frazier, Nader Naini and Nathan Every are the members of FHM VI, L.L.C. and therefore share voting and investment power over the shares held by Frazier Healthcare VI, L.P. FHMLSP, L.P. is the general partner of Frazier Life Sciences Public Fund L.P. and FHMLSP, L.L.C. is the general partner of Frazier Life Sciences Public Fund L.P. James N. Topper, Patrick J. Heron, Albert Cha and Jaimie Brush are the members of FHMLSP, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences Public Fund L.P.

(2)	Based on 12,560,642 shares of Common Stock outstanding on August 2, 2021 as set forth in the Issuer’s Form 10-Q filed on August 5, 2021.

CUSIP No. 82640U404

1.	Names of Reporting Persons Patrick J. Heron
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States Citizen

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 804,667 shares (1)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 804,667 shares (1)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 804,667 shares (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 9.5% (2)
12.	Type of Reporting Person (see instructions) IN

(1)

Consists of 148,148 shares of Common Stock held directly by Frazier Life Sciences VIII, L.P., 54,655 shares of Common Stock held directly by Frazier Healthcare VI, L.P. and 601,864 shares of Common Stock held directly by Frazier Life Sciences Public Fund L.P. FHM Life Sciences VIII, L.P. is the general partner of Frazier Life Sciences VIII, L.P. and FHM Life Sciences VIII, L.L.C. is the general partner of FHM Life Sciences VIII, L.P. James N. Topper and Patrick J. Heron are the sole members of FHM Life Sciences VIII, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences VIII, L.P. FHM VI, L.P. is the general partner of Frazier Healthcare VI, L.P. and FHM VI, L.L.C. is the general partner of FHM VI, L.P. James N. Topper, Patrick J. Heron, Alan Frazier, Nader Naini and Nathan Every are the members of FHM VI, L.L.C. and therefore share voting and investment power over the shares held by Frazier Healthcare VI, L.P. FHMLSP, L.P. is the general partner of Frazier Life Sciences Public Fund L.P. and FHMLSP, L.L.C. is the general partner of Frazier Life Sciences Public Fund L.P. James N. Topper, Patrick J. Heron, Albert Cha and Jaimie Brush are the members of FHMLSP, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences Public Fund L.P.

(2)	Based on 12,560,642 shares of Common Stock outstanding on August 2, 2021 as set forth in the Issuer’s Form 10-Q filed on August 5, 2021.

CUSIP No. 82640U404

1.	Names of Reporting Persons Alan Frazier
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States Citizen

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 54,655 shares (1)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 54,655 shares (1)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 54,655 shares (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 0.4% (2)
12.	Type of Reporting Person (see instructions) IN

(1)

Consists of 54,655 shares of Common Stock held directly by Frazier Healthcare VI, L.P. FHM VI, L.P. is the general partner of Frazier Healthcare VI, L.P. and FHM VI, L.L.C. is the general partner of FHM VI, L.P. James N. Topper, Patrick J. Heron, Alan Frazier, Nader Naini and Nathan Every are the members of FHM VI, L.L.C. and therefore share voting and investment power over the shares held by Frazier Healthcare VI, L.P.

(2)	Based on 12,560,642 shares of Common Stock outstanding on August 2, 2021 as set forth in the Issuer’s Form 10-Q filed on August 5, 2021.

CUSIP No. 82640U404

1.	Names of Reporting Persons Nader Naini
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States Citizen

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 54,655 shares (1)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 54,655 shares (1)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 54,655 shares (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 0.4% (2)
12.	Type of Reporting Person (see instructions) IN

(1)

Consists of 54,655 shares of Common Stock held directly by Frazier Healthcare VI, L.P. FHM VI, L.P. is the general partner of Frazier Healthcare VI, L.P. and FHM VI, L.L.C. is the general partner of FHM VI, L.P. James N. Topper, Patrick J. Heron, Alan Frazier, Nader Naini and Nathan Every are the members of FHM VI, L.L.C. and therefore share voting and investment power over the shares held by Frazier Healthcare VI, L.P.

(2)	Based on 12,560,642 shares of Common Stock outstanding on August 2, 2021 as set forth in the Issuer’s Form 10-Q filed on August 5, 2021.

CUSIP No. 82640U404

1.	Names of Reporting Persons Nathan Every
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States Citizen

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 54,655 shares (1)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 54,655 shares (1)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 54,655 shares (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 0.4% (2)
12.	Type of Reporting Person (see instructions) IN

(1)

Consists of 54,655 shares of Common Stock held directly by Frazier Healthcare VI, L.P. FHM VI, L.P. is the general partner of Frazier Healthcare VI, L.P. and FHM VI, L.L.C. is the general partner of FHM VI, L.P. James N. Topper, Patrick J. Heron, Alan Frazier, Nader Naini and Nathan Every are the members of FHM VI, L.L.C. and therefore share voting and investment power over the shares held by Frazier Healthcare VI, L.P.

(2)	Based on 12,560,642 shares of Common Stock outstanding on August 2, 2021 as set forth in the Issuer’s Form 10-Q filed on August 5, 2021.

CUSIP No. 82640U404

1.	Names of Reporting Persons Albert Cha
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States Citizen

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 601,864 shares (1)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 601,864 shares (1)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 601,864 shares (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 4.8% (2)
12.	Type of Reporting Person (see instructions) IN

(1)

Consists of 601,864 shares of Common Stock held directly by Frazier Life Sciences Public Fund L.P. FHMLSP, L.P. is the general partner of Frazier Life Sciences Public Fund L.P. and FHMLSP, L.L.C. is the general partner of FHMLSP, L.P. Patrick J. Heron, James N. Topper, Albert Cha and James Brush are the members of FHMLSP, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences Public Fund L.P.

(2)	Based on 12,560,642 shares of Common Stock outstanding on August 2, 2021 as set forth in the Issuer’s Form 10-Q filed on August 5, 2021.

CUSIP No. 82640U404

1.	Names of Reporting Persons James Brush
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States Citizen

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 601,864 shares (1)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 601,864 shares (1)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 601,864 shares (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 4.8% (2)
12.	Type of Reporting Person (see instructions) IN

(1)

Consists of 601,864 shares of Common Stock held directly by Frazier Life Sciences Public Fund L.P. FHMLSP, L.P. is the general partner of Frazier Life Sciences Public Fund L.P. and FHMLSP, L.L.C. is the general partner of FHMLSP, L.P. Patrick J. Heron, James N. Topper, Albert Cha and James Brush are the members of FHMLSP, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences Public Fund L.P.

(2)	Based on 12,560,642 shares of Common Stock outstanding on August 2, 2021 as set forth in the Issuer’s Form 10-Q filed on August 5, 2021.

Item 1(a).	Name of Issuer: Sierra Oncology, Inc.

Item 1(b).	Address of Issuer’s Principal Executive Offices: 1820 Gateway Drive, Suite 110, San Mateo, CA, 94404.

Item 2(a).

Name of Person Filing:

The entities and persons filing this statement (collectively, the “Reporting Persons”) are:

Frazier Life Sciences VIII, L.P. (“FLS VIII”)

FHM Life Sciences VIII, L.P. (“FHM VIII L.P.”)

FHM Life Sciences VIII, L.L.C. (“FHM VIII L.L.C.”)

Frazier Healthcare VI, L.P. (“FH VI”)

FHM VI, L.P.

FHM VI, L.L.C.

Frazier Life Sciences Public Fund L.P. (“FLSPF”)

FHMLSP, L.P.

FHMLSP, L.L.C.

James N. Topper (“Topper”)

Patrick J. Heron (“Heron”)

Alan Frazier (“Frazier”)

Nader Naini (“Naini”)

Nathan Every (“Every”)

Albert Cha (“Cha”)

James Brush (“Brush” and together with Topper, Heron, Frazier, Naini, Every and Cha, the “Members”)

Item 2(b).

Address of Principal Business Office or, if none, Residence:

The address and principal business office of the Reporting Persons is:

c/o Frazier Healthcare Partners

601 Union Street, Suite 3200

Seattle, Washington 98101

Item 2(c).	Citizenship:

	Entities:	FLS VIII	-	Delaware, U.S.A.
		FHM VIII L.P.	-	Delaware, U.S.A.
		FHM VIII L.L.C.	-	Delaware, U.S.A.
		FH VI	-	Delaware, U.S.A.
		FHM VI, L.P.	-	Delaware, U.S.A.
		FHM VI, L.L.C.	-	Delaware, U.S.A.
		FLSPF	-	Delaware, U.S.A.
		FHMLSP, L.P.	-	Delaware, U.S.A.
		FHMLSP, L.L.C.	-	Delaware, U.S.A.

	Individuals:	Topper	-	United States Citizen
		Heron	-	United States Citizen
		Frazier	-	United States Citizen
		Naini	-	United States Citizen
		Every	-	United States Citizen
		Cha	-	United States Citizen
		Brush	-	United States Citizen

Item 2(d).	Title of Class of Securities: Common Stock

Item 2(e).	CUSIP Number: 82640U404

Item 3.	If this statement is filed pursuant to §§240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐ Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o);

(b)	☐ Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

(c)	☐ Insurance company as defined in section 3(a)19) of the Act (15 U.S.C. 78c);

(d)	☐ Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

(e)	☐ An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

(f)	☐ An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

(g)	☐ A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);

(h)	☐ A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐ A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	☐ A non-U.S. institution in accordance with §240.13d–1(b)(1)(ii)(J);

(k)	☐ Group, in accordance with §240.13d–1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with §240.13d–1(b)(1)(ii)(J), please specify the type of institution: ____

Item 4.	Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the Issuer identified in Item 1.

(a)	Amount Beneficially Owned: See Row 9 of cover page for each Reporting Person.

(b)	Percent of Class: See Row 11 of cover page for each Reporting Person

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote: See Row 5 of cover page for each Reporting Person.

(ii)	Shared power to vote or to direct the vote: See Row 6 of cover page for each Reporting Person.

(iii)	Sole power to dispose or to direct the disposition of: See Row 7 of cover page for each Reporting Person.

(iv)	Shared power to dispose or to direct the disposition of: See Row 8 of cover page for each Reporting Person.

Item 5.	Ownership of 5 Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following ☐.

Item 6.	Ownership of More than 5 Percent on Behalf of Another Person

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not applicable.

Item 8.	Identification and Classification of Members of the Group

Each member of the group is identified on Exhibit A to this Schedule 13G.

Item 9.	Notice of Dissolution of a Group

Not applicable.

Item 10.	Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: August 16, 2021	FRAZIER LIFE SCIENCES VIII, L.P.
By FHM Life Sciences VIII, L.P., its general partner
By FHM Life Sciences VIII, L.L.C., its general partner

	By:	/s/ Steve R. Bailey
Steve R. Bailey, Chief Financial Officer

Date: August 16, 2021	FHM LIFE SCIENCES VIII, L.P.
By FHM Life Sciences VIII, L.L.C., its general partner

	By:	/s/ Steve R. Bailey
Steve R. Bailey, Chief Financial Officer

Date: August 16, 2021	FHM LIFE SCIENCES VIII, L.L.C.

	By:	/s/ Steve R. Bailey
Steve R. Bailey, Chief Financial Officer

Date: August 16, 2021	FRAZIER HEALTHCARE VI, L.P.
By: FHM VI, L.P., its General Partner
By: FHM VI, LLC, its General Partner

	By:	/s/ Steve R. Bailey
Steve R. Bailey, Chief Financial Officer

Date: August 16, 2021	FHM VI, L.P.
By: FHM VI, LLC, its General Partner

	By:	/s/ Steve R. Bailey
Steve R. Bailey, Chief Financial Officer

Date: August 16, 2021	FHM VI, LLC

	By:	/s/ Steve R. Bailey
Steve R. Bailey, Chief Financial Officer
Date: August 16, 2021	FRAZIER LIFE SCIENCES PUBLIC FUND L.P.
By: FHMLSP, L.P., its General Partner
By: FHMLSP, L.L.C., its General Partner

	By:	/s/ Steve R. Bailey
Steve R. Bailey, Chief Financial Officer

Date: August 16, 2021	FHMLSP, L.P.
By: FHMLSP, L.L.C., its General Partner

	By:	/s/ Steve R. Bailey
Steve R. Bailey, Chief Financial Officer

Date: August 16, 2021	FHMLSP, L.L.C.

	By:	/s/ Steve R. Bailey
Steve R. Bailey, Chief Financial Officer

Date: August 16, 2021	By:	*
James N. Topper

Date: August 16, 2021	By:	*
Patrick J. Heron

Date: August 16, 2021	By:	*
Alan Frazier

Date: August 16, 2021	By:	*
Nader Naini

Date: August 16, 2021	By:	*
Nathan Every

Date: August 16, 2021	By:	**
Albert Cha

Date: August 16, 2021	By:	**
James Brush

Date: August 16, 2021	By:	/s/ Steve R. Bailey
Steve R. Bailey, as Attorney-in-Fact

*	This Schedule 13G was executed by Steve R. Bailey on behalf of the individuals listed above pursuant to a Power of Attorney, a copy of which was filed with the SEC on February 24, 2017.
**	This Schedule 13G was executed by Steve R. Bailey on behalf of the individuals listed above pursuant to a Power of Attorney, a copy of which is included herewith as Exhibit B.

Exhibit Index

Exhibit A -	Agreement regarding filing of joint Schedule 13G.
Exhibit B -	Power of Attorney regarding Schedule 13 filings.